Exhibit 10.1

LICENSE AND Collaboration Agreement

This LICENSE AND Collaboration Agreement (this “Agreement”) is entered into and made effective this April 25, 2017 (“Effective Date”), by and between MRI Interventions, Inc. a Delaware corporation (“MRI”), and Acoustic Medsystems, Inc., an Illinois corporation (“AMS”). MRI and AMS may be referred to individually as a “Party” and collectively as the “Parties.”

Recitals

whereas, MRI designs, develops, offers, and sells systems, devices and technology related to performing minimally invasive surgical procedures under direct, intra-procedural magnetic resonance imaging guidance (collectively, the “MRI Products”);

whereas, AMS designs and develops systems, devices and technology related to treatment planning and image-guided interventions using ablative therapy technologies and radiation therapy, including the TheraVision® system and components identified in Exhibit A hereto (such system, the “AMS System,” and collectively all of the foregoing, the “AMS Products”); and

whereas, AMS is in the business of licensing the AMS Products and its proprietary technology for resale and further product development and commercialization purposes; and

whereas, the Parties desire to develop a strategic business relationship whereby each Party shall collaborate and share certain information and technology with one another in a manner intended to benefit the Parties’ current businesses and to develop, evaluate, and commercialize certain New Products (as defined below) on the terms and conditions set forth in this Agreement.

Now, therefore, in consideration of the representations, warranties, covenants, and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties mutually agree as follows:

agreement

1.        Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below, whether used in the singular or plural. Other terms may be defined elsewhere in this Agreement and shall have the meanings indicated throughout this Agreement.

(a)       “Affiliate” means, with respect to any Party, any other legal entity that, directly or indirectly, controls, is controlled by, or is under common control with, such Party; provided, however, that in each case any such other entity shall be considered to be an Affiliate only during the time period during which such control exists. For purposes of this definition, “control” (and derivatives thereof including “controlled by” and “under common control with”), as used with respect to any entity, means the possession, directly or indirectly, of more than fifty percent (50%) of the voting equity or ownership interest in or of such entity.

(b)        “AMS IP” means any and all Intellectual Property Developed by or for AMS, or acquired by or licensed to AMS, prior to the Effective Date of this Agreement, or during the Term but independently of the Collaboration and this Agreement, and all derivative works, improvements, or enhancements to any of the foregoing. Without limiting the foregoing, the AMS IP shall include the AMS Patents and all Intellectual Property constituting or relating to the AMS System and all specifications, manufacturing and development methodologies, software, firmware and electronics, test

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and user data, know-how and research, design details, and engineering information. For the avoidance of doubt, AMS IP shall not include any MRI IP or Newly Developed IP.

(c)        “AMS Patent(s)” shall mean (i) the United States and foreign patent applications and patents owned by AMS as of the Effective Date set forth in Exhibit B hereto, and any continuations, continuations in part, divisions, extensions, reissues, reexaminations, applications or substitutions with respect thereto and all foreign equivalents; and (ii) any and all other patents or patent applications owned by AMS as of the Effective Date with claims covering any aspect of the AMS System.

(d)        “Applicable Law” means all applicable provisions of all international, federal, state, and local statutes, laws, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, injunctions, award judgments, permits, and licenses of or from governmental authorities, including without limitation those relating to or governing the use or regulation of the subject item and the listing standards or agreements of any national or international securities exchange.

(e)       “Collaboration” means, collectively, the research, development, analysis, testing, and other collaboration activities conducted by the Parties pursuant to this Agreement, including any such activities as further defined in an applicable SOW.

(f)       “Commercialize” means to promote, license, market, distribute, offer for sale, sell and provide product support for such products with respect to which this term is used herein, and “Commercializing” and “Commercialization” shall be interpreted accordingly.

(g)       “Confidential Information” means any and all forms and types of financial, business, marketing, operations, scientific, technical, economic and engineering information, whether tangible or intangible, including without limitation, patterns, plans, compilations, program devices, formulas, designs, prototypes, samples, methods, techniques, processes, procedures, programs, codes, trade secrets, know-how, source code, databases, data, proposed product names or marks, marketing materials or programs, plans, specifications, information relating to past, present and prospective customers, users, partners, vendors and suppliers, manufacturing information, business plans, manufacturing information, price lists, costing information, employee and consulting relationship information, accounting and financial data, profit margin, marketing and sales data, strategic plans, and all other proprietary information (including all originals, copies, digests and summaries in any form) provided by or on behalf of one Party (“Discloser”) to the other Party (“Recipient”) hereunder, including any and all non-public information regarding, related to, arising from or associated with this Agreement or the Collaboration, and the terms and conditions of this Agreement and any applicable SOW. Notwithstanding the foregoing to the contrary, Confidential Information shall exclude any information that a Recipient can establish by documentary evidence, bearing the burden of proof: (i) was known to such Recipient before receipt thereof from or on behalf of Discloser, as demonstrated with written contemporaneous evidence; (ii) was disclosed to Recipient by a third person who had a right to make such disclosure without any obligation of confidentiality to Discloser; (iii) is available in the public domain without violation of this Agreement by Recipient or other obligation of confidentiality; or (iv) is independently developed by Recipient or Recipient’s Personnel without use of or reference to Discloser’s Confidential Information, as demonstrated by written contemporaneous evidence.

(h)       “Develop” means, with respect to any Intellectual Property, to invent, discover, develop or conceive.

(i)       “Intellectual Property” means (a) United States and foreign patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and

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applications for registrations; (b) United States and foreign trademarks and service marks, and trade dress, Internet domain names, logos, trade names and corporate names, and registrations and applications for registration thereof; (c) United States and foreign copyrights and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer software, data and documentation; (f) ideas, specifications, inventions, designs, know-how, methods, discoveries, developments and trade secrets, whether patentable or non-patentable and whether or not reduced to practice; (g) Confidential Information; or (h) copies and tangible embodiments of the foregoing.

(j)       “Key Personnel” shall mean the following key employees and/or executives of AMS: Cliff Burdette, and any individuals identified as Key Personnel in an applicable SOW.

(k)       “MRI IP” means any and all Intellectual Property Developed by or for MRI, or acquired by or licensed to MRI, prior to the Effective Date of this Agreement, or during the Term, and all derivative works, improvements, or enhancements to any of the foregoing. Without limiting the foregoing, the MRI IP shall include all Intellectual Property owned by MRI or its Affiliates independent of the Collaboration constituting or relating to MRI Products as of the Effective Date, and all related specifications, manufacturing and development methodologies, software, firmware and electronics, test and user data, know-how and research, design details, and engineering information. For the avoidance of doubt, MRI IP shall not include any AMS IP or Newly Developed IP.

(l)       “Net Sales” means the gross receipts of sales revenues less deductions for (i) import, export, excise, sales, value added, and use taxes, custom duties, freight, and insurance paid; (ii) trade discounts customarily and actually allowed (other than advertising allowances, and fees or commissions of employees); and (iii) credits for returns, allowances, or trades, actually granted.

(m)       “Newly Developed IP” means (i) all Intellectual Property that is Developed during the Term as a result of the activities conducted pursuant to the Collaboration by one or more AMS Personnel, on the one hand, and one or more MRI Personnel, on the other hand, without regard as to the relative percentage contribution of the Personnel of either Party and without regard as to whether such contributions are made at the same time or at different times and whether the contributions are made by the Personnel of each Party in the same or different physical location, or on a remote basis, and (ii) any Intellectual Property that is (1) Developed, during the Term as a result of the activities conducted pursuant to the Collaboration, by either Party’s Personnel, without contribution from the other Party’s Personnel, and (2) arises from activities conducted pursuant to the Collaboration as described in this Agreement or an applicable SOW. For the avoidance of doubt, Newly Developed IP shall not include any AMS IP or MRI IP.

(n)       “New Products” means any and all new products or technology developed as part of the Collaboration or otherwise in connection with this Agreement or a SOW, including without limitation products, devices, designs, applications, and technology integrating or incorporating the AMS Systems or AMS IP with MRI Products or MRI IP.

(o)       “Personnel” of a referenced Party (i.e. AMS Personnel or MRI Personnel, respectively) means any employee, independent contractor or other individual person who is a provider of services (regardless of how such individual is classified for the purposes of applicable employment and tax laws) of (i) such Party or its Affiliate(s) and/or (ii) any subcontractor of such Party providing any services in connection with or relating to the Collaboration or this Agreement.

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2.        COLLABORATION.

(a)       Purpose. The Parties acknowledge and agree that the purpose of the Collaboration is to establish a framework between the Parties pursuant to which (i) the Parties collaborate to Develop New Products for use and Commercialization in the Field (as defined below); (ii) AMS agrees to dedicate certain development hours of its Key Personnel to the Collaboration pursuant to the terms set forth in a SOW; and (iii) AMS grants to MRI certain rights to resell the AMS Products as further set forth in Section 3 below; and (iv) the Parties agree that it shall be MRI’s responsibility to submit Premarket Notifications (“510(k)s”) or Premarket Approval (“PMAs”) to the Food and Drug Administration (the “FDA”) for any New Products.

(b)       Statement of Work. On or after the Effective Date, the Parties may enter into one or more written statement(s) of work mutually agreed upon by the Parties (each, a “SOW”) to describe specific consulting services, projects, and obligations of each Party with respect to the Collaboration described in such SOW. All SOWs must be approved by the Joint Steering Committee (as defined below) prior to the commencement thereof. Each SOW shall describe the respective obligations of and services to be provided by each Party and, once executed by each Party, shall be incorporated herein by reference as though fully set forth herein. If there is a conflict between the provisions of this Agreement and any SOW, the provisions of this Agreement shall control unless the SOW expressly and specifically provides otherwise by reference to this Section 2(b) with intent to modify.

(c)       Change Order. Changes to any SOW shall become effective only upon the execution of a written change order (“Change Order”) by the authorized representatives of each of the Parties. Each Change Order shall describe the impact of the change on the respective obligations of each Party, and once executed by each Party, shall be incorporated herein by reference as though fully set forth herein. For each Change Order, the Parties will evaluate in good faith any change that increases or decreases the scope or magnitude of performance of the Collaboration, corresponding commercially reasonable increases or decreases in compensation to a Party, appropriate and commercially reasonable revisions to the services and deliverable schedule, and the availability of the required resources and prior commitments to other customers.

(d)       Research and Development Commitments. The Parties acknowledge and agree that MRI will engage AMS and certain Key Personnel to perform development services in connection with the Development of the New Products and the Collaboration (“Development Services”). Promptly following the Effective Date, the Parties shall cooperate in good faith to agree upon the scope of the Development Services to be performed by AMS and the Key Personnel, the fees, milestones, and milestone payments related thereto in a separate SOW to be mutually agreed upon and executed by the Parties (the “Development Plan”) no later than ninety (90) days after the Effective Date. Notwithstanding anything herein to the contrary, MRI shall exercise general power of supervision and to direct and control over the results of the development of the New Products to assure satisfactory performance, including the right to inspect, the right to stop work, the right to make suggestions or recommendations as to the details of the work, and the right to request modifications to the scope of the Development Services as necessary for the development of the New Products. AMS shall perform the Development Services as set forth in the Development Plan and as otherwise reasonably directed by MRI and has the right to determine the method, details and means of performing the Development Services requested by MRI. To the extent that MRI directs AMS in writing to stop work under the Development Plan, the Parties agree that for a maximum applicable period of ninety (90) days from the date AMS receives written notice to AMS to cease work under the Development Plan, or from any later date specified in that notice, (the “Wind Down Period”), MRI shall reimburse AMS the amount to be mutually agreed upon by the Parties in a SOW. The types of costs to be reimbursed by MRI shall include AMS’s reasonable, non-cancellable costs and expenses that cannot be reasonably allocated to other licensees or AMS internal or external development

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work and would be actually incurred by AMS pursuant to the Development Plan if MRI had not directed AMS to stop performance, and amounts, including salaries and benefits, incurred by AMS for AMS Personnel that would have performed the work under the Development Plan, and such amounts shall be calculated based on the percentage of time AMS dedicated such AMS Personnel to the Development Services and the rates applied to such Development Services prior to the Wind Down Period.

(e)       Field of Use.

(i)       The Parties agree that the initial field in which the Parties shall pursue the Development of New Products is for products, technology and applications in the field of medical procedures, processes and therapies related to the pancreas via vessels, pancreatic ducts or percutaneous access (“Field”).

(ii)       The Parties acknowledge and agree that Parties may desire to amend this Agreement, or enter into a separate agreement, for the development of new products or technology to be used and Commercialized in connection with medical procedures, processes, and therapies related to the brain (the “Brain Field”). In order to allow sufficient time for discussions between the Parties concerning potential opportunities in the Brain Field, AMS shall not license or grant any rights to the AMS IP in the Brain Field to any third parties until after July 15, 2017.

3.        RESALE OF AMS SYSTEM.

(a)       AMS System. AMS hereby grants MRI (i) the exclusive right to Commercialize the AMS System in the Field; and (ii) subject to the right of AMS to terminate this right at any time at its sole discretion, the non-exclusive right commencing September 1, 2017 to Commercialize the AMS System as it exists and is configured as of July 1, 2017 in connection with medical procedures and processes related to liver, kidney and/or muscle therapies, products, services and applications (each a “Non-Exclusive Field”). MRI intends to exercise its rights under Section 3(a)(ii) in good faith to Commercialize the AMS System in the clinical setting for the mutual benefit of the Parties. The Parties acknowledge that initial human treatments using the AMS System must be conducted under an institutional review board protocol (“IRB Protocol”), and AMS agrees to participate and be present for the initial five (5) patients treated by any MRI customer of the AMS System. To the extent that (i) any third party seeks to obtain exclusive rights from AMS to a Non-Exclusive Field or (ii) AMS seeks to Commercialize the AMS System itself exclusively in a Non-Exclusive Field, AMS shall provide ninety (90) days prior written notice to MRI thereof to allow MRI to conclude its Commercialization efforts in such Non-Exclusive Field, and to the extent applicable, enter in good faith negotiations with MRI for any continued use in such Non-Exclusive Field.

(b)       Purchase Orders. The AMS Systems marketed, licensed, and sold by MRI pursuant to Section 3 may also be branded and sold under the MRI trademarks; provided, that MRI shall include, and shall not remove, any AMS trademarks from the AMS System, the AMS System packaging and/or materials. MRI shall purchase from AMS and AMS agrees to sell to MRI the AMS System in the amounts, prices, and quantities and pursuant to terms specified in written purchase orders mutually agreed upon by the Parties (each a “Purchase Order”). Notwithstanding the foregoing, the prices offered to MRI or set forth on such Purchase Order(s) shall be comparable to or more favorable to MRI than the prices offered by AMS to any of its other resellers or customers during the Term of this Agreement, including any renewal hereof. If at any time during the Term of this Agreement or any renewal hereof, AMS contracts or has contracted, with any other reseller or customer for the purchase or license of the AMS System pursuant to a grant substantially the same as the grant in this Section 3 on a basis that provides prices to the reseller or customer for AMS more favorable than those provided MRI hereunder, then (i)

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AMS shall, within thirty (30) calendar days after the effective date of such other contract, notify MRI in writing of such fact, explaining the more favorable basis in reasonable detail subject to any restrictions on confidentiality; and (ii) this Agreement shall be amended to provide the more favorable prices, benefits, or terms to MRI; provided, however, that MRI shall have the right and option at any time to decline to accept such change.

4.        GOVERNANCE.

(a)       Joint Steering Committee. The Parties will form a joint steering committee, which will be responsible for the oversight of the development and implementation of the Collaboration in accordance with the terms of this Agreement (“Joint Steering Committee” or “JSC”). The Joint Steering Committee shall, among other things, (i) assist in the management of the development, implementation, optimization and coordination of the New Products; (ii) review, and provide comment on SOWs; (iii) provide single-point communication for seeking consensus within both Parties’ organizations regarding the development, testing and Commercialization of the New Products and any other significant activities relating to the Collaboration and this Agreement; and (iv) address business disputes between the Parties as provided in Section 12(r), and (v) monitor the progress of and facilitate changes to the Collaboration as industry requirements and the Parties’ interests evolve over time. The Parties acknowledge and agree that the Joint Steering Committee shall not have the power to amend any of the terms or conditions of this Agreement or to bind either Party with respect to any obligations not expressly provided in this Agreement or in any SOW. This Agreement shall not be amended expect pursuant to Section 12(f)(Amendment). The JSC shall be composed of four (4) members — two (2) AMS executives or Personnel appointed by AMS, and two (2) MRI executives or Personnel appointed by MRI (Collectively, the “JSC Members”); provided, however, that in the event a member appointed by a party shall not be in attendance at any meeting, the other member appointed by that same party shall have full authority to vote for both such members. The initial JSC Members are as set forth on Exhibit C to this Agreement. The removal of any JSC Member may be effected only by the Party entitled to appoint such JSC Member. Any vacancy on the Joint Steering Committee may be filled only by the Party entitled to appoint such JSC Member.

(b)       Meetings. The Joint Steering Committee shall hold meetings regularly during the performance of work or Development Services under the Development Plan or any other SOW at times, dates, and locations to be mutually agreed upon by the JSC Members. Notwithstanding the foregoing, during the pendency of the Development Plan, the Parties shall hold meetings no less than monthly unless otherwise mutually agreed upon by the Parties. In addition, meetings of the Joint Steering Committee may be called by any two of the JSC members, at any time upon written notice delivered to the other JSC members at least fourteen (14) days prior to the proposed meeting date. Joint Steering Committee meetings may be held, and individual JSC Members may attend, in person, by audio or video teleconference or similar communications equipment by means of which all persons participating in the meeting can hear each other. Each Party shall be responsible for all of its own expenses in participating in any Joint Steering Committee meetings.

5.        INTELLECTUAL PROPERTY.

(a)       New Products. Subject to Sections 8(b)(vi) and 8(b)(vii), MRI shall have the perpetual, worldwide, and exclusive right within the Field to use, manufacture, Commercialize, import, export and otherwise distribute any New Products incorporating the AMS IP or that were developed, in whole or in part, by AMS pursuant to a SOW. For the avoidance of doubt, any New Products not incorporating the AMS IP and that were not developed, in whole or in part, by AMS, do not require any license or consent from AMS and may be Commercialized by MRI in any field whatsoever.

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(b)       AMS IP. Subject to the terms of this Section 5 and Sections 8(b)(vi) and 8(b)(vii), AMS hereby grants to MRI and its Affiliates(s), a fully-paid up, worldwide, sublicensable, transferable right and license to, within the Field, access, modify, create derivative works of, enhance, improve, and otherwise use and exploit (i) the AMS IP during the Term, in connection with the Development of New Products and other Collaboration activities under this Agreement or any SOW; and (ii) any AMS IP incorporated into or necessary for (1) the use or Commercialization within the Field by MRI of the AMS System as permitted pursuant to this Agreement, and/or (2) the use, manufacture, or Commercialization by MRI of any New Products within the Field. Notwithstanding the foregoing, but subject to Section 8(b)(vi) and 8(b)(vii), the license in the AMS IP granted by AMS to MRI under this Section 5(b)(ii) shall be perpetual and survive any expiration or termination of this Agreement; provided, that in the event of any termination other than pursuant to Section 8(b)(vi) or 8(b)(vii), MRI agrees to use the AMS IP solely as used or incorporated in the New Products or Newly Developed IP after any such expiration or termination. MRI agrees not to use the AMS IP to manufacture the AMS System as it exists as of August 1st, 2017 and for the purposes of exercising the rights set forth in Section 3 it shall purchase AMS Systems from AMS; provided, however, MRI shall have the right to manufacture any New Products.

(c)       AMS Patents. Subject to the terms of this Section 5, with respect to any and all AMS Patents included in the AMS IP, unless terminated earlier pursuant to Section 8(b)(vi) or 8(b)(vii), the licensed rights set forth above in Section 5(b), solely with respect to any subject matter or claims expressly covered by the AMS Patents, shall terminate on the earlier of (i) the expiration of the Term; or (ii) the last of any AMS Patents (or valid claims thereunder) expires or is held revoked, invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed with the time allowed for appeal having been expired (the “AMS Patent Term”).

(d)       Exclusivity. The Parties agree that the licenses set forth above in Section 5(b) and Section 5(c) shall be exclusive to MRI as between (i) MRI and any third party, and (ii) MRI and AMS, in the Field. For avoidance of doubt, except as necessary to perform its activities under the Collaboration, AMS shall have no right to use, license, sell, offer for sale, Commercialize or exploit the AMS IP within the Field or grant any third party the foregoing rights in the Field without the prior written consent of MRI. The Parties agree that all use by MRI of the AMS IP pursuant to the licenses set forth above outside of the Field shall be non-exclusive.

(e)       Newly Developed IP. Except to the extent expressly otherwise provided in an applicable SOW (and subject to AMS’s rights in the AMS IP licensed to MRI hereunder), MRI shall exclusively own all right, title, and interest in and to all (i) New Products, including all Newly Developed IP therein; and (ii) Newly Developed IP. Without limiting the foregoing, MRI shall at all times have (i) an undivided right to possess all Newly Developed IP, including the right to offer, use, exploit or license (and sublicense) the Newly Developed IP, without any duty or obligation to obtain AMS’s consent to any licensing, sublicensing or other exploitation thereof; and (ii) the right (but not an obligation) to assert the intellectual property and/or proprietary rights and collect for all past, present, and future acts of infringement that have occurred or may occur. AMS will, and hereby does irrevocably and without further consideration, assign, transfer, and set over, and shall cause its Personnel to assign, transfer, and set over to MRI and its permitted successors and assigns, without requirement of additional consideration, all rights, title, and interests in and to the New Products and Newly Developed IP. At any time and from time to time after the Effective Date, without further consideration, AMS will execute and deliver such other instruments of sale, transfer, conveyance, assignment, and delivery and confirmation and take such action as the MRI may reasonably deem necessary or desirable, in order to more effectively carry out the purposes of this Agreement and to transfer, convey and assign to MRI and to confirm MRI’s ownership of and title to, all New Products and Newly Developed IP and to assist MRI in exercising all rights and enjoying all benefits with respect thereto.

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(f)       Licenses to AMS.

(i)       Subject to the terms of this Agreement, including Section 12(h) of this Agreement, MRI grants to AMS, during the Term, a limited, non-exclusive, non-sublicensable, non-transferable (except as set forth herein) right and license to access and use the MRI IP made available by MRI to AMS during the Term solely for the purposes of non-commercial internal research and Development purposes conducted by such AMS Personnel in connection with the Development of New Products and other Collaboration activities under this Agreement or any SOW.

(ii)       Subject to the terms of this Agreement, including Section 12(h) of this Agreement, MRI hereby grants to AMS a perpetual, worldwide, non-exclusive, transferable, fully paid, sublicenseable right and license to access modify, create derivative works of, enhance, improve, and otherwise use and exploit Newly Developed IP Developed, in whole or in part, by AMS; provided, however, any sublicense granted by AMS under this Section 5(f)(ii) shall be on terms no less protective of the Newly Developed IP as those set forth herein; and further provided, that, for the avoidance of doubt, the license granted by MRI to AMS under this Section 5(f)(ii) shall not include Newly Developed IP Developed by MRI without contribution from AMS or without the use of AMS IP. In the event MRI terminates this Agreement due to AMS’s material breach of this Agreement, the foregoing license in this Section 5(f)(ii) shall not terminate and shall survive the termination of this Agreement.

(iii)       Except for the rights granted in this Section 5(f), no other right in the MRI IP or Newly Developed IP is conveyed, transferred, assigned or licensed to AMS or any other person or entity, including by way of any implied license and MRI retains all right, title and interest therein.

(g)       Records; Disclosure of Newly Developed IP.

(i)       Each Party shall maintain contemporaneous, complete, and accurate written records of the activities of its Personnel concerning Newly Developed IP that provide proof of the conception date and reduction to practice date of any Newly Developed IP.

(ii)       Each Party shall disclose to the other Party all Newly Developed IP that is Developed during the Term, including copies of all invention disclosures and other similar documents created in the normal course of its business that disclose any conception or reduction to practice of any Intellectual Property constituting Newly Developed IP. Such disclosures shall be made on at least a quarterly basis during the Term by each Party to the JSC.

(h)       Intellectual Property Prosecution and Enforcement.

(i)       Each Party is responsible for all costs associated with the Intellectual Property it solely owns. With respect to Intellectual Property solely owned by a Party, such Party shall have sole discretion to decide whether to file for protection, the countries in which it will file for protection, the content of such filings, the conduct of the prosecution of such filings, and whether to maintain such protection. With respect to Newly Developed IP, MRI will have the sole right and to prepare, file, prosecute and maintain any applications or registrations for Intellectual Property associated therewith, provided, that AMS shall provide MRI with all reasonable assistance and cooperation, including the preparation and filing of any assignments, terminal disclaimers and other documents, required to procure, preserve and the protections for all Newly Developed IP under the U.S. Patent Act and the patent laws of any other country or jurisdiction,

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as applicable. The Parties shall promptly notify the other in writing of any alleged or threatened infringement of any Intellectual Property of the other Party of which they become aware; provided, that AMS acknowledges and agrees that MRI shall have the sole right to bring any enforcement action against any third-party infringer of the New Products and any Newly Developed IP. AMS shall cooperate, at MRI’s expense, with MRI in such enforcement action(s), including without limitation, by executing such documents and providing such assistance as reasonably deemed necessary by MRI in connection with any action(s) taken by MRI against such infringement.

(ii)       At its request at reasonable times, MRI shall have the right to review any patent application, appeal, response or other correspondence with the U.S. Patent and Trademark Office (or any other governmental or regulatory patent issuing authority located outside of the United States) related to the AMS Patents within the Field and request amendments, modifications or new claims with respect thereto as MRI reasonably deems appropriate at MRI’s sole cost and expense, subject to AMS’s agreement which shall not be unreasonably withheld. If AMS fails to timely fulfill any prosecution or maintenance obligations with respect to the AMS Patents within the Field, including without limitation, payment of any fees or other obligations under this Section 5(h)(ii), MRI is hereby authorized, and granted a limited power of attorney, to fulfill such obligations on behalf of AMS at MRI’s expense.

(iii)       With respect to Newly Developed IP, if MRI decides not (i) to file for intellectual property protection in any country, (ii) to cease prosecution of any application or registration, (iii) or to maintain a patent or registration, MRI shall give prompt written notice to AMS at least 30 days prior to the expiration of any rights. In such event, AMS may, at its sole discretion and cost, elect to file for patent protection in the respective country and/or continue to prosecute or maintain.

(i)       Trade Secrets. Pursuant to the Defend Trade Secrets Act of 2016, the Parties acknowledge and understand, and shall cause any Personnel to acknowledge and understand, that:

(i)       an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii)       Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(j)       Right to Sublicense. Notwithstanding any provision of this Agreement to the contrary, MRI shall have the right to sublicense the AMS IP in the Field on the same terms and limitations set out in this Agreement to (i) any Affiliate of MRI; or (ii) any third party with whom MRI enters into an agreement to develop, market, manufacture, produce, fabricate, design, assemble, resell and/or distribute New Products; provided, however, that any sublicense granted by MRI under this Section 5(j) shall be on terms no less protective of the AMS IP than those set forth herein.

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6.        COMPENSATIONS AND ROYALTIES. Subject to the terms and conditions of this Agreement, in consideration of the rights and licenses granted herein, MRI shall pay to AMS the following payments, royalties, and shares of MRI stock:

(a)       Payments.

(i)       On the Effective Date of this Agreement, MRI shall pay to AMS $[***], and issue to AMS [***] shares of unregistered MRI common stock.

(ii)       On August 1st, 2017, or earlier, if financially feasible in MRI’s sole discretion, MRI shall pay to AMS $[***], and issue to AMS [***] shares of unregistered MRI common stock in consideration for the rights granted to MRI in the Field.

(iii)       For the initial 510(k) or initial PMA submitted to the FDA for the first New Product in the Field, (the “Initial FDA Application”), MRI shall pay to AMS $[***] and issue to AMS [***] shares of unregistered MRI common stock.

(iv)       To the extent MRI receives 510(k) or PMA clearance from the FDA for an Initial FDA Application, MRI shall pay to AMS $[***] and issue to AMS [***] shares of unregistered MRI common stock.

(v)       On the one (1) year anniversary of any 510(k) or PMA clearance received from the FDA for the Initial FDA Application, MRI shall pay to AMS $[***] and issue to AMS [***] shares of unregistered MRI common stock.

(vi)       The number of shares of unregistered MRI common stock to be issued pursuant to this Section 6(a) shall be automatically, and without any further act of the Parties, adjusted to give effect to any MRI stock split, business combination or other similar corporate transaction.

(vii)       For a period of one year from the date of issuance with respect to each grant (and only that grant) contemplated in this Section 6(a), if MRI proposes to register any shares of its common stock under the Securities Act in connection with the secondary offering of such securities by stockholders of MRI, MRI will, at such time, promptly give AMS notice of such registration. Upon the request of AMS given within ten (10) days after such notice is given by MRI, MR will, subject to the provisions below, cause to be registered all of the Registrable Securities (as defined below) that AMS has requested to be included in such registration. MRI will have the right to terminate or withdraw any registration initiated by it under this Section 6(a)(vii) before the effective date of such registration, whether or not AMS has elected to include Registrable Securities in such registration. The expenses (other than AMS selling expenses) of such withdrawn registration will be borne by MRI. If the total number of securities, including Registrable Securities, requested by AMS to be included in such offering exceeds the number of securities to be sold that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then MRI will be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and MRI in their sole discretion determine will not jeopardize the success of the offering. For purposes of this Agreement, “Registrable Securities” means the shares of unregistered MRI common stock issued to AMS within the past twelve months.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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(viii)       Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of Section 6(a) of this Agreement referring to the “MRI” and the obligations to issues shares of MRI common stock shall refer instead to the Successor Entity), and may exercise every right and power of MRI and shall assume all of the obligations of MRI under this Agreement with the same effect as if such Successor Entity had been named as MRI herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to AMS confirmation at any time after the consummation of the Fundamental Transaction, in lieu of the shares of MRI common stock issuable under this Agreement prior to such Fundamental Transaction, the same amount and kind of securities, cash or property as AMS would have been entitled to receive upon the occurrence of such Fundamental Transaction had the shares been issued prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Agreement. For purposes hereof, (i) “Fundamental Transaction” means that (A) MRI shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not MRI is the surviving corporation) another person (but excluding a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of MRI), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of MRI to another person, or (3) allow another person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of MRI common stock (not including any shares of MRI common stock held by the person or persons making or party to, or associated or affiliated with the persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than 50% of the outstanding shares of MRI common stock (not including any shares of MRI common stock held by the other person or other persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (5) reorganize, recapitalize or reclassify its common stock, or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding MRI common stock, and (ii) “Successor Entity” means the person formed by, resulting from or surviving any Fundamental Transaction or the person with which such Fundamental Transaction shall have been entered into.

(b)       Development Plan Fees. The Parties agree to work in good faith to develop a budget for the Development Plan. MRI shall use reasonable efforts to provide commercially reasonable prior notice to AMS of the scope of the Development Services requested by MRI and the fees payable for such Development Services so that AMS shall have sufficient time to staff and allocate resources to the Development Services requested by MRI. In consideration of the performance by AMS under the Development Plan, MRI agrees to pay AMS the fees agreed to by Parties in the Development Plan; provided, that such fees shall be no less than: (i) an initial payment of $[***] on the date the Development Services commence under the Development Plan; (ii) an additional $[***], thirty (30) days thereafter; and (iii) three (3) additional payments of $[***], each thirty (30) days thereafter (for a total of 5 months of payments by MRI to AMS in the amounts set forth in this Section 6(b)).

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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(c)       Royalties.

(i)       In consideration of the rights granted under this Agreement with respect to the AMS IP, beginning on August 1, 2018, MRI shall pay to AMS a royalty equal to [***] Percent ([***]%) of Net Sales of New Products incorporating AMS IP in the Field (collectively, the “Royalty”).

(ii)       In addition, MRI agrees that for each twelve (12) month period following August 1, 2018, the minimum royalty paid by MRI during such twelve (12) month period shall be either 1) $[***] if MRI is not Commercializing New Products incorporating AMS IP in the Field; or 2) equal to or greater than $[***] if MRI is Commercializing New Products incorporating AMS IP in the Field.

(iii)       For the avoidance of doubt, the Parties agree that MRI may sell products as kits containing other products, components, and technology that do not contain or incorporate the New Products, and that the Royalty set forth in this Section 6(c) shall be calculated based only on the portion of the revenues received for the New Products incorporating AMS IP.

7.        Confidentiality. Each Recipient shall: (i) maintain Discloser’s Confidential Information in confidence during the Term and for a period of five (5) years thereafter, provided that any Confidential Information that comprises a trade secret shall be maintained in confidence in perpetuity until such trade secret ceases to constitute a trade secret within the meaning of any Applicable Law related to such trade secret, so long the reason such trade secret no longer so constitutes is not due the breach of confidentiality by Recipient or its Personnel (or any person or entity to which such Party may have provided access to such trade secret), or due to any violation of law (e.g. hacking of computer systems); (ii) limit dissemination to those of its Personnel who reasonably require use or access to such Confidential Information in order to perform under this Agreement; (iii) not disclose such Confidential Information to any other person or entity (other than Affiliates); and (iv) use such Confidential Information only to the extent necessary to perform this Agreement. The Joint Steering Committee may establish additional procedures and requirements with respect to the treatment of Confidential Information, including the establishment of different clearance levels for Personnel having access to Confidential Information, classification and marking of Confidential Information based on level of sensitivity (e.g. Confidential, Highly Confidential, etc.), and the storage and transfer of Confidential Information by and between the Parties and their Personnel. If Recipient is compelled to disclose any Confidential Information of Discloser by order of a court of competent jurisdiction, any such disclosure will not be a breach of this Agreement; provided, that Recipient first gives Discloser prompt written notice of such required disclosure in order to permit Discloser to seek all applicable governmental or judicial protection available. Notwithstanding the foregoing to the contrary, each Party shall also have the right to share copies of this Agreement (as it may be redacted to protect any commercially sensitive information) as part of any due diligence data room established by such Party.

8.        TERM AND TERMINATION.

(a)       Term. This Agreement shall commence on the Effective Date and shall continue unless terminated pursuant to Section 8(b) (the “Term”).

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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(b)       Termination.

(i)       This Agreement may be terminated upon written notice by either Party if the other Party is in material breach of its obligations hereunder or under any SOW and has not cured such breach or shown such breach to be non-existent within thirty (30) days after notice requesting cure of the breach.

(ii)       This Agreement may be terminated upon written notice immediately by either Party upon the filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, that in the case of any involuntary bankruptcy proceedings, such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

(iii)       MRI may terminate this Agreement upon thirty (30) days prior written notice to AMS in the event of the resignation or termination of Key Personnel.

(iv)       MRI may terminate this Agreement upon thirty (30) days prior written notice to AMS in the event AMS or any Key Personnel commits any crime, act of dishonesty, fraud or other act that may substantially affect the business reputation of AMS or MRI, or in the event of any other event which has a material negative or detrimental impact on the commercial or business reputation of AMS.

(v)       Without limiting the foregoing, MRI may terminate this Agreement without cause and without penalty by providing thirty (30) days’ prior written notice to AMS if MRI reasonably determines that (i) no New Products are likely to be Developed or offered for sale, or (ii) market conditions are not favorable to the launch and sales of New Products.

(vi)       To the extent a 510(k) or PMA is not submitted to the FDA for a New Product in the Field by [***], AMS shall have the right to terminate this Agreement by providing thirty (30) days’ prior written notice to MRI, in which event, and notwithstanding any other provision of this Agreement to the contrary, all of MRI’s rights and licenses under this Agreement will terminate as of the effective date of such termination.

(vii)       In the event that MRI fails to pay any fees or other amounts payable pursuant to this Agreement, any SOW entered pursuant to this Agreement or the Development Plan, other than amounts that are disputed in good faith and in accordance with the provisions of Section 12(r), within fifteen (15) days after the date specified, and if no date is specified then within fifteen (15) days of MRI’s receipt of an invoice from AMS for such payment, and MRI does not make such overdue payment within thirty (30) days after AMS provides written notice to MRI of the amount overdue, AMS shall have the right to terminate this Agreement, in which event, and notwithstanding any other provision of this Agreement to the contrary, all of MRI’s rights and licenses under this Agreement will terminate as of the effective date of such termination. For the avoidance of doubt, AMS shall have the right to proceed under this Section 8(b)(vii) if any disputed amount that is addressed pursuant to Section 12(r) is not resolved within the thirty (30) day period referenced therein.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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(c)       Effect of Termination; Survival. Within thirty (30) days after termination or expiration of this Agreement, each Party shall return or destroy all Confidential Information (except to the extent incorporated into or comprising any Newly Developed IP) of the other Party then in its possession, and each Party shall certify in writing that all such Confidential Information has been returned or destroyed. To the extent that any such Confidential Information cannot be returned or destroyed using commercially reasonable efforts, or if any such Confidential Information is required to be retained following the expiration or termination of this Agreement (such as pursuant to any “litigation hold” letter), any such Confidential Information shall maintained in confidence in accordance with Section 7 until it has ceased to constitute Confidential Information. Notwithstanding the foregoing or anything contained herein, neither Party shall be required to destroy or alter any computer or network archival and backup tapes, or archival and backup files (collectively, “Archives”), provided that such Archives shall be kept confidential in accordance with the terms of this Agreement. Upon expiration or termination of this Agreement for any reason, including any termination for breach by the other Party, but subject to Sections 8(b)(vi) and 8(b)(vii), all provisions of this Agreement that, by their nature should survive such termination or expiration to retain their meaning and significance, shall survive. Without limiting the foregoing, the following Sections of this Agreement shall survive and remain binding on the Parties following any expiration or termination of this Agreement: Section 1 (Definitions); Section 5(b) (AMS IP) unless terminated by AMS pursuant to Sections 8(b)(i), 8(b)(vi) or 8(b)(vii); Section 5(f)(ii) (Licenses to AMS); Section 7 (Confidentiality); this Section 8(c) (Effect of Termination; Survival); Section 9 (Representations and Warranties); Section 10 (Indemnification); Section 11 (Limitation of Liability); and Section 12 (Miscellaneous).

9.        REPRESENTATIONS AND WARRANTIES.

(a)       Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(i)       it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(ii)       this Agreement has been duly executed by it and is legally binding upon it, is enforceable in accordance with its terms, and does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it;

(iii)       it shall perform its obligations and services described in this Agreement and in any SOW in a timely and professional manner, and the methods, details, and means of performance shall be determined by the performing Party, in its sole discretion, subject to the terms of the applicable SOW; and

(iv)       it shall comply with all Applicable Laws related to this Agreement.

(b)       AMS’s Representations and Warranties. AMS represents and warrants that to its knowledge and as of the date hereof:

(i)       it has valid legal and/or beneficial title under the AMS IP and AMS System for the purposes contemplated under this Agreement and to grant the licenses or assignment of rights (as the case may be) contained in this Agreement;

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(ii)       has not received any material written communications alleging that the AMS IP, the AMS System, or the conduct of the Parties as currently proposed under this Agreement would violate any of the Intellectual Property rights of a third party;

(iii)       AMS has not intentionally withheld any prior art or unreasonably withheld noncumulative information material to the patentability of the AMS Patents from the U.S. Patent and Trademark Office;

(iv)       during the Term of this Agreement, it will not to diminish, alter or impair its rights under the AMS IP or the AMS System; and

(v)       as of the date of this Agreement and at each date whereby MRI issues unregistered common stock, AMS: (a) is an accredited investor as such term is defined in Rule 501 of the Securities Act of 1933; (b) has such knowledge and experience in business and financial matters, or competent professional advice concerning MRI, that AMS is capable of evaluating the merits and risks of the prospective investment in the shares of MRI common stock; (c) is acquiring the shares of MRI common stock solely for investment for its own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof, and Subscriber has no present agreement, understanding, intent or arrangement to subdivide, sell, assign or transfer any part or all of the share of MRI common stock, or any interest therein, to any other person; (d) understands that an investment in the shares of MRI common stock involves very significant risks, is highly speculative, that MRI will require significant additional financing in order to continue its business, and such additional financing may not be available to MRI, and MRI has not been profitable and may never achieve or sustain profitability; (e) acknowledges and agrees that MRI has informed AMS that MRI is in possession of material nonpublic information (the “Information”) regarding MRI and/or its affiliates and MRI and/or affiliates’ respective businesses, operations, conditions, assets or affairs that may be material and not known to AMS, that AMS has not requested or received such Information and agrees that none of MRI nor any of their affiliates, officers, directors, employees and agents shall have any liability to AMS with respect to any such nondisclosure or use of the Information whether before or after the date hereof in connection with the transactions contemplated hereby, or any related transaction, between MRI and AMS; and (f) waives any right that AMS may have to the disclosure of any such Information in connection with the transactions contemplated hereby and releases any and all claims and causes of action, including claims and causes of action under Rule 10b-5, against MRI, its affiliates and agents now or hereafter arising based upon or relating to such possession, nondisclosure or use of Information.

(vi)       Disclaimer. Except as expressly set forth in this Section 9 of this Agreement, neither Party makes any warranties, express or implied, either in fact or by operation of law, by statute, or otherwise, with respect to the New Products or the licenses or rights granted under this Agreement. Each Party further acknowledges that the MRI IP or AMS IP as provided by the other Party (including any data included therein), respectively, is provided or made available “as is” and without any warranty as to completeness or accuracy, and that any samples, parts, prototypes, work in process, or other products or materials provided by the other Party with respect to the Collaboration have not been tested and that each Party assumes all risk with respect to the use thereof by such Party’s Personnel, including any injury to person or damage to property that may result therefrom.

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10.       INDEMNIFICATION.

(a)       Indemnification by MRI. MRI agrees to indemnify, defend, and hold harmless AMS, its Affiliates, and their respective officers, directors, Personnel, and agents (collectively, the “AMS Indemnitees”) from and against any and all third-party claims, suits, actions, demands, damages, and liabilities, including reasonable legal costs and fees to which any AMS Indemnitee may become subject to as a result of any claim, demand, action, or other proceeding by any third party (each, a “Claim”) to the extent such Claim arises out of: (i) any allegation that the MRI IP infringes, misappropriates, or otherwise violates the Intellectual Property, proprietary, or other rights of any third party; or (ii) MRI’s gross negligence, fraud, or willful misconduct, or violation of applicable law.

(b)       Indemnification by AMS. AMS agrees to indemnify, defend, and hold harmless MRI, its Affiliates, and their respective officers, directors, Personnel, and agents (collectively, the “MRI Indemnitees”) from and against any and all third-party claims, suits, actions, demands, damages, and liabilities, including reasonable legal costs and fees to which any MRI Indemnitee may become subject to as a result of any Claim to the extent such Claim arises out of: (i) any allegation that the AMS IP infringes, misappropriates, or otherwise violates the Intellectual Property, proprietary, or other rights of any third party; or (ii) AMS’s gross negligence, fraud, or willful misconduct, or violation of applicable law.

(c)       Indemnification Process. The Party seeking indemnification (the “Indemnified Party”) shall provide prompt written notice of any Claim to the indemnifying Party (the “Indemnifying Party”); provided, however, that failure to give prompt notice shall not affect the Indemnifying Party’s obligations under this Section 10 unless and to the extent that the failure materially prejudices the defense of the matter. The Indemnified Party shall cooperate with the Indemnifying Party in all reasonable respects, and at the Indemnifying Party’s expense, in connection with the investigation and defense of any such Claim. The Indemnifying Party shall have sole control of the defense of any action on any such Claim and all negotiations for its settlement or compromise; provided, that the Indemnified Party, at its sole cost and expense, shall have the right to engage its own legal counsel, and if such settlement or compromise would (i) impose any costs, obligations, or limitations on the Indemnified Party, or (ii) admit fault by the Indemnified Party, then the Indemnifying Party shall not settle or compromise the Claim without the Indemnified Party’s prior written consent.

11.       LIMITATION OF LIABILITY. Except to the extent arising out of (i) a Party’s indemnification obligations under Section 10, (ii) a Party’s breach of its confidentiality obligations under Section 7, or (iii) its gross negligence, fraud, or willful misconduct, neither Party nor its Affiliates will be liable under any contract, negligence, strict liability, product liability or other legal or equitable theory for any indirect, incidental, consequential, multiple, special or punitive damages or loss of profits or revenues, whether arising out of breach of contract, tort (including negligence) or otherwise (including the entry into, performance, or breach of this Agreement), regardless of whether such loss or damage was foreseeable or the Party against whom such liability is claimed has been advised of the possibility of such loss or damage, and notwithstanding the failure of any agreed or other remedy of its essential purpose.

12.       MISCELLANEOUS PROVISIONS.

(a)       Assignment. Neither Party may assign or otherwise transfer this Agreement, directly or indirectly, including by operation of law, or otherwise, or any of its rights or obligations, without the prior written consent of the other Party; provided, that MRI may assign or transfer this Agreement (i) to an Affiliate, or (ii) pursuant to a change of control, by operation of law, or in connection with the sale of all or substantially all of its business or assets, however structured. Any assignment or transfer in violation of this Agreement will be null and void.

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(b)       Entire Agreement. This Agreement and any exhibits, SOWs, or Change Orders hereto constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior discussions, understandings, negotiations, representations, or commitments, whether written or oral.

(c)       Governing Law; WAIVER OF JURY TRIAL. This Agreement is governed in accordance with the laws of the State of Delaware, without giving effect to any choice of law rules that may direct the application of the laws of any other jurisdiction. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY FOR ANY COURT PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY FOR WHICH A PARTY MAY BRING SUCH A COURT PROCEEDING.

(d)       Equitable Relief. In any claim for equitable relief, each Party acknowledges that a breach by the other Party of this Agreement, including Section 5 or 7, may cause the non-breaching party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching Party shall be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the Parties hereby waive any requirement for the showing of actual monetary damages in connection with such relief. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

(e)       Waiver; Discharge. The failure of any Party to enforce at any time any of the provisions of this Agreement shall not, absent an express written waiver signed by the authorized representative of the Party making such waiver specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

(f)       Amendment. This Agreement, and any SOW, may not be amended, by course of conduct or otherwise, except pursuant to a written amendment that expressly refers to this Agreement and this Section 12(f) and signed by the authorized representatives of each of the Parties.

(g)       No Recruitment. During the Term and for one (1) year after the termination of this Agreement, each Party agrees not to recruit any employees of the other Party who are directly involved in the Collaboration. This Section 12(g) does not preclude the recruitment of employees through general advertisements nor the recruiting efforts conducted by persons not covered by this Section 12(g) and are not acting at the direction of persons so involved, and either Party may discuss employment with, and hire, persons who respond or who initiate contact on their own. This Section 12(g) also does not prohibit a Party from hiring a terminated employee of the other Party. For purposes of this paragraph, an announcement that a Party makes on its own site, LinkedIn (or comparable online network), or a job posting or career website (including, without limitation, Craigslist, Monster.com, HotJobs, etc.) will not constitute a recruitment unless it is directed specifically at employees of the other Party.

(h)       Non-Competition. Notwithstanding any provision of this Agreement to the contrary, during the Term, AMS will not, directly or indirectly, itself or through an Affiliate, (i) sell, license, sublicense or offer its AMS System or products incorporating AMS IP to any third party in the Field, (ii) enter into any arrangement to develop, deliver, provide or Commercialize products or services that compete with MRI Products within the Field or New Products within the Field to any third party; or (iii)

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enter into any agreement or arrangement with a third party for the Development of products or services in the Field, without the prior written approval of MRI, which approval may be given or withheld in its sole discretion.

(i)       Notices. All notices or other communications to a Party required or permitted hereunder shall be in writing and shall be delivered personally or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

To MRI:

Chief Executive Officer

MRI Interventions, Inc.

5 Musick

Irvine, CA 92618

To AMS:

Acoustic MedSystems, Inc.

208 Burwash Avenue

Savoy, IL 61874

(j)       Expenses. Except as expressly provided herein, each Party shall pay its own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for in this Agreement.

(k)       Titles and Headings; Construction. The titles and headings to Sections of this Agreement are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the Party causing this Agreement to be drafted.

(l)       Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable, such provision shall be enforced to the maximum extent permissible, and the remaining provisions shall nonetheless be enforceable according to their terms.

(m)       Relationship. This Agreement does not make either Party the employee, agent, or legal representative of the other for any purpose whatsoever. Neither Party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party. In fulfilling its obligations pursuant to this Agreement, each Party shall be acting as an independent contractor, and no partnership, joint venture or other similar relationship, or any fiduciary duty or other similar duty relating to any such relationship, shall be implied as to apply between the Parties or their respect Personnel.

(n)       Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties to this Agreement or their respective successors or permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

(o)       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission (to which a PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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(p)       Execution of Further Documents. Each Party agrees to execute and deliver without further consideration any further applications, licenses, assignments, or other documents, and to perform such other lawful acts as the other Party may reasonably request to fully secure or evidence the rights or interests herein.

(q)       License in Bankruptcy. The Parties acknowledge and agree that the Intellectual Property licensed hereunder is “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code, which have been licensed hereunder in a contemporaneous exchange for value. The Parties further acknowledge and agree that if a Party or any of its permitted successors or assigns: (i) becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (ii) applies for, or consents to, the appointment of a trustee, receiver or other custodian for it, or makes a general assignment for the benefit of its creditors; (iii) commences, or has commenced against it, any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceedings; or (iv) elects to reject, or a trustee on behalf of it elects to reject, this Agreement or any agreement supplementary hereto, pursuant to Section 365 of the Bankruptcy Code, or if this Agreement or any agreement supplementary hereto is deemed to be rejected pursuant to Section 365 of the Bankruptcy Code for any reason, then this Agreement, and any agreement supplementary hereto, shall be governed by Section 365(n) of the Bankruptcy Code and the licensee Party will retain and may elect to fully exercise its rights under this Agreement in accordance with Section 365(n) of the Bankruptcy Code.

(r)       Dispute Resolution. Except with respect to the enforcement of any provision of this Agreement for which injunctive relief is available, any controversy, claim, or dispute relating to the performance of this Agreement (a “Dispute”) shall be resolved in accordance with the procedure specified in this Section 12(r). Either party may serve written notice of any Dispute to the other party. The parties’ members of the Joint Steering Committee shall meet to attempt to resolve the Dispute within thirty (30) days of such notice and shall escalate any Dispute to executive level members of each Party as appropriate. Each party hereby confirms that the members it appoints to the Joint Steering Committee shall have decision-making authority and will negotiate in good faith to attempt to reach a resolution of the Dispute. To the extent any Dispute is not resolved within such thirty (30) day period, each Party shall have the right to pursue all other available remedies under law and at equity, subject to Section 12(c).

[Remainder of page intentionally left blank; signature page(s) follow]

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IN WITNESS WHEREOF, each of the Parties has caused this License and Collaboration Agreement to be executed by their duly authorized representatives as of the Effective Date.

MRI INTERVENTIONS, INC.		ACOUSTIC MEDSYSTEMS, INC.

By:	/s/ Francis P. Grillo	By:	/s/ Everette C. Burdette

Name:	Francis P. Grillo	Name:	Everette C. Burdette;

Title:	Chief Executive Officer	Title:	President/CEO

ATTACHMENTS:

EXHIBIT A: AMS SYSTEM DESCRIPTION

EXHIBIT B: AMS PATENTS AND PATENT APPLICATIONS

EXHIBT C: JOINT STEERING COMMITTEE

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Exhibit A

AMS SYSTEM DESCRIPTION

Trade Name: TheraVision® Ultrasound Ablation System and ACOUSTx® Applicators

K Number: K150019

TheraVision® System Description:

•	TheraVision® utilizes ultrasound energy for treatment
•	Self-contained tabletop thermal therapy system includes all components
•	Control of energy via multiple generator channels to shape and conform thermal volume to treatment target using directional applicators with variable power control along length and angle
•	Algorithms for image-guidance, 3D tracking, and ultrasound ablation control
•	User friendly interface for high level system control
•	Real time image-based targeting and treatment monitoring
•	TheraVision® imports images in real time from ultrasound imagers, MRI systems with OpenIGTLink interface, and multi-slice fast CT or MRI with DICOM push
•	System Imports DICOM images for different imaging modalities (Ultrasound, MRI, CT, Fluoro CT) for image processing, registration, and segmentation

TheraVision Subsystems:

•	Embedded Computer Subsystem
•	Visualization Subsystem - utilization with compatible, legally marketed imaging systems
•	Software - user interface and display for high-level control over the system, including power generation and safety monitoring
•	Thermometry Subsystem - multichannel type T patient isolated thermocouple data acquisition system
•	RF Generation Subsystem - multichannel power generator system provides the RF energy to drive piezoelectric transducers for generation of ultrasound acoustic energy from the applicators to raise temperature to therapeutic levels in the targeted tissue
•	Cooling Subsystem - sterile water is pumped through the ultrasound transducers in the applicators and provides ultrasound energy coupling to tissue and also provides means for cooling the applicator
•	Coolant Circulation Circuit – tubing set for circulating sterile water

ACOUSTx® Applicators:

•	Used for laparoscopic, intraoperative, and percutaneous coagulation and ablation of soft tissue, including benign diseases and localized cancerous tumors.
•	Sterile single use ACOUSTx® ultrasound ablation applicators for minimally invasive interventional treatment procedures
•	Single or multiple applicators may be utilized simultaneously, depending on the volume of the targeted region

•	Shape and conform thermal volume to treatment target using directional applicators with variable power control along length and angle
•	Customized treatment patterns can be created as per treatment plan using various sectored ACOUSTx® applicators
•	Flexible applicators that can be used with a cannula for robotic assisted procedures

Indications for Use:

TheraVision® Ultrasound Ablation System and ACOUSTx® Applicators are intended for the laparoscopic, intraoperative, and percutaneous coagulation and ablation of soft tissue, including benign diseases and localized cancerous tumors. It is not indicated for ablation of prostate tissue.

Exhibit B

AMS PATENTS AND PATENT APPLICATIONS

Note: For NIH/NSF research grants, Acoustic MedSystems (AMS) does not require a waiver of the federal purposes license to the government for any intellectual property developed under the grant funding. The rights in any intellectual property belong to AMS, with the federal government having a non-exclusive right for federal use only as necessary and only if government supported.

20080255478	Acoustic applicators for controlled thermal modification of tissue – 05/04/2007
WO/2007/059233A2 WO/2007/059233A3 US20130018303	Active Cannulas for Bio-Sensing and Surgical Intervention – 03/09/2012
20080306384	An Apparatus and methods for Computing and Processing 3D Ultrasound Elasticity Images – 10/02/2007
WO2014/004922A1 PCT/US2013/048350	Apparatus and Methods for Transurethral Treatment of Stress Urinary Incontinence – 06/27/2013
20050074156	Automatic detection of radioactive seeds for CT based post-planning for prostate seed implantation based on the Hough transform – 1/30/2004
6,746,465	Catheter-Based Balloon for therapy modification and positioning of tissue – 12/14/2001
7,476,235 EP1455885B1	Catheter-Based Balloon for therapy modification and positioning of tissue – 1/12/2004
12/341,867	Catheter-Based Balloon for therapy modification and positioning of tissue (additional new claims) – 12/22/2008
8,047,990	Collagen density and structural change measurement and mapping in tissue – 01/19/2007
US20080262345	Image registration of multiple imaging modalities using a multiple degree-of-freedom-encoded fiducial device – 11/30/2007
US20030135115	Method and apparatus for spatial registration and mapping of a biopsy needle during a tissue biopsy – 8/29/2002
13/073,683	Methods and apparatus for ultrasound strain imaging – 3/28/2011
WO/1995/031136A1	Method and apparatus for ultrasonic thermotherapy – 05/17/1995
US20050182316	Method and system for localizing a medical tool – 7/29/2004
13/171,034	Method for localizing radiation implants from limited x-ray data – 6/28/2011
6,537,306	Method of Manufacture of a Transurethral Ultrasound Applicator for Prostate Gland Thermal Therapy – 5/19/1997
13/243,709	Method for transurethral delivery of thermal therapy to tissue – 09/23/2011
8,025,688	Apparatus for thermal therapy of prostate gland with ultrasound energy – 2/24/2003
11/738,391	Method of thermal treatment of myolysis and destruction of benign uterine tumors – 4/20/2007
EP2012673A2	Method of thermal treatment of myolysis and destruction of benign uterine tumors – 4/20/2007

US20070255267	Method of thermal treatment of myolysis and destruction of benign uterine tumors – 4/20/2007
WO/2007/124458A2	Method of thermal treatment of myolysis and destruction of benign uterine tumors – 4/20/2007
WO/2007/124458A3	Method of thermal treatment of myolysis and destruction of benign uterine tumors – 4/20/2007
WO/2004/019799A2	Methods and systems for localizing of a medical imaging probe and of a biopsy needle – 08/29/2003
6,512,942	Radiation Therapy and real time imaging of a patient treatment region – 5/18/2000
6,129,670	Real time brachytherapy spatial registration and visualization system – 05/29/1998
7,201,715	Real time brachytherapy spatial registration and visualization system – 12/23/2002
WO/1999/060921A1	Real time brachytherapy spatial registration and visualization system – 05/28/1999
12/712,019	Real Time Three Dimensional Heat Induced Echo Strain Imaging for Monitoring High Intensity Acoustic Ablation Produced by Conformal Interstitial and External Directional Ultrasound Therapy Applications – 02/24/2010
13/279,970	Method and System for processing ultrasound data – 10/24/2011
7,901,357	Robotic 5D Ultrasound Systems – 7/21/2004
12/449,582	Robust and Accurate Freehand 3D Ultrasound – 2/19/2008
7,867,167	Ultrasound Calibration and Real-time Quality Assurance Based on Closed Form Formulation – 4/15/2005
8,292,815	Ultrasound device for treatment of intervertebral disc tissue – 6/12/2007
US20130046208	Ultrasound device for treatment of intervertebral disc tissue – 10/22/2012
5,549,638	Ultrasound device for use in a thermotherapy apparatus – 5/17/1994
6,208,883	Ultrasound localization and image fusion for the treatment of prostate cancer – 9/9/1998
EP0643982A1	Ultrasound thermotherapy probe – 6/24/1994
7,171,255	Virtual reality 3D visualization for surgical procedures – 7/2/2001
EP1033934A1	Virtual reality 3D visualization for surgical procedures – 11/23/1998
EP1033934A4	Virtual reality 3D visualization for surgical procedures – 11/23/1998
US20010041838	Virtual reality 3D visualization for surgical procedures – 7/2/2001
WO/1999/026534A1	Virtual reality 3D visualization for surgical procedures – 11/23/1998
9,119,954	Ultrasound device for treatment of a tumor in a region of intervertebral disc tissue – 10/22/2012
9,060,670	Real time three-dimensional heat-induced echo-strain imaging for monitoring high-intensity acoustic ablation produced by conformal interstitial and external directional ultrasound therapy applicators – 2/24/2010
8,948,471	Image registration of multiple medical imaging modalities using a multiple degree-of-freedom-encoded fiducial device – 11/30/2007
8,790,281	Method of thermal treatment of myolysis and destruction of benign uterine tumors – 4/20/2007
8,233,686	Methods and systems for locating objects embedded in a body – 6/28/2011
20160030773	Ultrasound Therapy Catheter with Multi-Chambered Balloons for Transluminal Longitudinal Positioning – 3/12/2014
20160015417	REAL TIME THREE-DIMENSIONAL HEAT-INDUCED ECHO-STRAIN IMAGING FOR MONITORING HIGH-INTENSITY ACOUSTIC ABLATION PRODUCED BY CONFORMAL INTERSTITIAL AND EXTERNAL DIRECTIONAL ULTRASOUND THERAPY APPLICATORS – 2/24/2010

20160008635	CATHETER-BASED ULTRASOUND TRANSDUCERS – 2/4/2014
20150367147	ULTRASOUND DEVICE FOR TREATMENT OF A TUMOR IN A REGION OF INTERVERTEBRAL DISC TISSUE – 8/31/2015
20150216621	IMAGE REGISTRATION OF MULTIPLE MEDICAL IMAGING MODALITIES USING A MULTIPLE DEGREE-OF-FREEDOM-ENCODED FIDUCIAL DEVICE – 2/3/2015
20150209551	MRI COMPATIBLE ABLATION CATHETER SYSTEM INCORPORATING DIRECTIONAL HIGH-INTENSITY ULTRASOUND FOR TREATMENT – 8/15/2013
20150202467	APPARATUS AND METHODS FOR TRANSURETHRAL TREATMENT OF STRESS URINARY INCONTINENCE – 12/11/2014
20150165241	NONINVASIVE TRANSVAGINAL ACOUSTIC THERMAL TREATMENT OF FEMALE STRESS URINARY INCONTINENCE – 6/26/2013
20150018727	METHOD OF THERMAL TREATMENT FOR MYOLYSIS AND DESTRUCTION OF BENIGN UTERINE TUMORS – 6/17/2014
20130046208	ULTRASOUND DEVICE FOR TREATMENT OF INTERVERTEBRAL DISC TISSUE – 10/22/2012
20120078098	Collagen Density and Structural Change Measurement And Mapping in Tissue – 10/31/2011
20110317810	METHODS AND SYSTEMS FOR LOCATING OBJECTS EMBEDDED IN A BODY – 6/28/2011
20080262345	Image registration of multiple medical imaging modalities using a multiple degree-of-freedom-encoded fiducial device – 11/30/2007
20080108984	Ultrasound device for treatment of intervertebral disc tissue – 12/21/2007
20080004614	Ultrasound device for treatment of intervertebral disc – 6/12/2007
20080004481	APPARATUS AND METHOD FOR GUIDING INSERTION OF A MEDICAL TOOL – 6/28/2006
20070173720	Collagen density and structural change measurement and mapping in tissue – 1/19/2007
20040044375	Method of manufacture of a transurethral ultrasound applicator for prostate gland thermal therapy – 3/24/2003
20030229282	Real time brachytherapy spatial registration and visualization system – 12/23/2002
20030135102 US 10/310,565 EP1569721A1 WO2004052460A1 WO2004052460B1	Method and system for registration and guidance of intravascular treatment – December 5, 2002
20030112922 US 10/286,368 CN1612713A EP1460938A1 EP1460938A4 US7438685 WO2003039370A1	Apparatus and method for registration, guidance and targeting of external beam radiation therapy – 11/1/2002
20030084909 US 10/003,612 WO2003039336A2 WO2003039336A3	Apparatus and method for three dimensional spatial registration of surgical procedures using radio tagging – 11/2/2001
20030069569	Ultrasound device for treatment of intervertebral disc tissue – 8/29/2002

Exhibit C

Joint Steering Committee

The Joint steering Committee is responsible for the program management of all Statements of Work related to the Agreement between MRI Interventions and Acoustic MedSystems. The Joint Steering Committee meets regularly using a mutually agreed upon schedule in accordance with 4 of the Agreement.

Initial JSC Members for MRI:

1.  [***]

2.  [***]

Initial JSC Members for AMS:

1.  [***]

2.  [***]

[***]  Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.